Exhibit 16.1

May 20, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of the Form 8-K for the event that occurred on May 18, 2021, of Assisted 4 Living, Inc. and are in agreement with the statements contained therein as much as they relate to our firm. We have no basis to agree or disagree with any other statement of the registrant contained therein.

Very truly yours,

/s/Pinnacle Accountancy Group of Utah

Pinnacle Accountancy Group of Utah

(a dba of Heaton & Company, PLLC)

Farmington, Utah